Exhibit 10.16

PREFERRED RESELLER DISTRIBUTION AGREEMENT

by and between

TRANSCOSMOS, INC.

and

NETSUITE KABUSHIKI KAISHA

Dated as of

March 8, 2006

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13.11	Entire Agreement	25
13.12	Counterparts	25

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PREFERRED RESELLER

DISTRIBUTION AGREEMENT

This Distribution Agreement (the “Agreement”), effective as of the Effective Date (as defined below), is entered into by and between Transcosmos, Inc. a company incorporated in Japan, having a principal place of business at 3-25-18, Shibuya, Shibuya-ku, Tokyo, Japan 150-8530 (“Transcosmos”), and NetSuite Kabushiki Kaisha, a Japanese corporation that has been incorporated in Japan as described more fully in Section 1.1 of the Share Purchase Agreement (as defined below) (“NetSuite KK”) (each a “Party” collectively the “Parties”).

RECITALS

A.        NetSuite, Inc. (“NetSuite”), a California corporation, has developed and hosts a suite of software products that includes enterprise resource planning, customer relationship management, E-commerce, employee management, and collaboration capabilities, and is in the business of making such products available, as an application service provider, for use by customers that access such products over the Internet.

B.        NetSuite established NetSuite KK for the purpose of providing NetSuite products and services in Japan directly and indirectly through resellers.

C.        Transcosmos has developed an extensive marketing organization and customer base in Japan for information technology and processing products and services.

D.        NetSuite and NetSuite KK desire to have NetSuite’s products and services marketed in Japan by Transcosmos, and Transcosmos desires to market such products and services, all on the terms and conditions below.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the Parties hereby agree as follows:

1.	DEFINITIONS

1.1        “Affiliate” shall mean any entity which controls, is controlled by or is under common control with a Party, for so long as such control exists. For purposes of this definition, “control” means beneficial ownership of more than fifty percent (50%) of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, the corresponding managing body).

1.2        “Authorized Reseller” shall mean a third party meeting the criteria to act as a reseller of the Product for Transcosmos in accordance with Section 3.3.

1.3        “Change of Control” shall mean, with respect Transcosmos, any transaction or series of related transactions that constitute: (i) any merger, consolidation, share exchange, recapitalization, business combination or other transaction to which Transcosmos is subject resulting in the exchange of the outstanding shares of Transcosmos for securities or consideration issued, or caused to be issued, by the acquiring entity; or (ii) an acquiring entity obtaining beneficial ownership of fifty percent (50%) or more of the outstanding voting securities (or comparable ownership interest) of Transcosmos; unless in such cases the stockholders of Transcosmos as of the date prior to the closing date of such transaction or series of related transactions hold more than fifty percent (50%) of the voting control in the surviving entity in such transaction or its parent outstanding immediately after the closing of such transaction or series of transactions. For clarity, a group of entities acting in concert to achieve any of the foregoing shall be considered an acquiring entity.

1.4        “Confidential Information” shall have the meaning set forth in Section 8.1.

1.5        “Customer” shall mean an end user customer that purchases the Product from Transcosmos or an Authorized Reseller in accordance with the terms of this Agreement for its own internal use only and not for distribution.

1.6        “Customer Data” shall mean all data and information concerning any Customers, and/or their use of the Product, collected by Transcosmos, any Authorized Reseller, NetSuite, or NetSuite KK.

1.7        “Documentation” shall mean NetSuite’s user manuals, other user documentation, and marketing documentation, provided by NetSuite KK to Transcosmos from time to time under this Agreement.

1.8        “Effective Date” means the “Closing Date” as defined in the Share Purchase Agreement.

1.9        “Marketing Plan” shall have the meaning set forth in Section 3.7.

1.10        “NetSuite Trademarks” shall mean the trademarks of NetSuite set forth in Exhibit 1.10, as such Exhibit may be updated by NetSuite KK from time to time in accordance with Section 3.9.5 of this Agreement.

1.11        “NetSuite KK Trademarks” shall mean the trademarks of NetSuite KK set forth in Exhibit 1.11, as such Exhibit may be updated by NetSuite KK from time to time in accordance with Section 3.9.5 of this Agreement.

1.12        “Pre-Pay Balance” shall mean, with respect to a particular calendar quarter, all fees that have been paid by Transcosmos to NetSuite KK in advance under Section 6.1 no later than thirty (30) days prior to the beginning of such calendar quarter, reduced by all fees that have become payable to NetSuite KK under this Agreement prior to the beginning of such calendar quarter.

1.13        “Pre-Pay Minimum” shall mean, with respect to a particular calendar quarter, the greater of (i) the average of the amounts invoiced by NetSuite KK for Product, and support, sold during the calendar quarter immediately preceding such calendar quarter; or (ii) eighty eight million eighty three thousand seven hundred fifty Japanese yen (¥88,083,750).

1.14        “Product” shall mean the software functionality and services made available by NetSuite as an application service provider through a browser interface over the Internet, as initially mutually agreed by NetSuite KK and Transcosmos in writing (and as such functionality and services may thereafter be updated by NetSuite KK from time to time in accordance with Section 5.6 of this Agreement) and that has been localized by NetSuite to the Japanese market and that Transcosmos is authorized hereunder to Sell Customers. For clarity, Product does not include any configuration, implementation or similar professional services provided by Transcosmos related to the services hosted by NetSuite and does not include any products or services that have not been localized by NetSuite for the Japanese market.

1.15        “Product Use Terms” shall mean NetSuite’s then end user terms and conditions for the Product set forth in Exhibit 1.15, as such Exhibit may be updated by NetSuite KK from time to time in accordance with Section 5.3 of this Agreement.

1.16        “Sell,” “Sale” and similar words shall mean to enter into an agreement with a Customer to provide the Product.

1.17        “Share Purchase Agreement” means that certain “NetSuite KK Strategic Reseller Share Purchase Agreement,” signed by and between NetSuite, Inc. and Transcosmos on March 8, 2006.

1.18        “Territory” shall mean the country of Japan.

1.19        “User Documentation” shall mean the Documentation which NetSuite has determined may be distributed, as localized, to Customers, as communicated by NetSuite KK to Transcosmos under this Agreement.

2.	CONSTRUCTION

2.1        For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.

2.2        Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be applied in the construction or interpretation of this Agreement.

2.3        As used in this Agreement, the words “include” and “including” and variations thereof will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

2.4        Except as otherwise indicated, all references in this Agreement to “Articles,” “Schedules,” “Sections” and “Exhibits” are intended to refer to Articles, Schedules, Sections and Exhibits to this Agreement.

2.5 The headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement.

3.	MARKETING AND SALES

3.1        Appointment.    Subject to the terms and conditions of this Agreement, NetSuite KK hereby appoints Transcosmos as a non-exclusive distributor and reseller of the Product with the right to market and Sell the Product in the Territory, directly or through Authorized Resellers, to Customers.

3.2        Customers.    Transcosmos and its Authorized Resellers may market and Sell the Product only to Customers in the Territory for which all of the following are satisfied:

3.2.1    the Customer purchases the Product for its own internal use at its facilities located in the Territory and not for further distribution;

3.2.2    no less than eighty percent (80%) of the individuals using the Product purchased by the Customer are employees of the Customer located at the Customer’s facilities in the Territory;

3.2.3    if the Product is accessed from a location outside the Territory, such Product is nonetheless that which has been localized by NetSuite for the Territory, as designated by NetSuite; and

3.2.4    the Customer is not, prior to the time of Sale by Transcosmos or the Authorized Reseller, a user of any NetSuite or NetSuite KK products or services pursuant to a contract with NetSuite, NetSuite KK or any third party. NetSuite KK will inform Transcosmos whether or not a particular Customer is a pre-existing customer of NetSuite, NetSuite KK or any other Product reseller after Transcosmos’ request.

3.3        Authorized Resellers.

3.3.1    Subject to the terms and conditions of this Agreement, Transcosmos may appoint Authorized Resellers to market and Sell the Product under this Agreement; provided that (i) the third party meets NetSuite’s and NetSuite KK’s then current requirements and policies to qualify as an Authorized Reseller; and (ii) Transcosmos has entered into a written agreement with each such third party that is at least as protective of NetSuite KK (and its service providers, including NetSuite) and the Product as the terms of this Agreement, including any disclaimers and limitations of warranties and liability, rights of NetSuite and NetSuite KK to enforce Product Use Terms, and limitations on scope of marketing and sales activities with respect to the Product. Transcosmos shall be responsible for the actions of all Authorized Resellers, and such conduct shall be governed by the terms of this Agreement, as if performed by Transcosmos. For clarity, in any circumstance where Transcosmos Sells Product through an Authorized Reseller, both Transcosmos and the Authorized Reseller shall be responsible for performing the obligations of Transcosmos under this Agreement related to such Sales (including support obligations), and Transcosmos shall be responsible under this Agreement for any failure of the Authorized Reseller to do so.

3.3.2    Transcosmos shall select third parties as Authorized Resellers that are best able to market and Sell the Product in all potential markets for such Product, including software companies, wholesale and distribution companies, service companies, advertising companies, agricultural businesses, manufacturers, non-profit organizations, and retailers, sufficient to maximize the sales potential for the Product in the Territory with respect to each such market segment. At any time NetSuite and NetSuite KK may consult with Transcosmos regarding the suitability of any Authorized Reseller in light of NetSuite’s and NetSuite KK’s requirements and policies at the then current time to qualify as an Authorized Reseller. Transcosmos will consider in good faith any proposal by NetSuite or NetSuite KK to terminate any such Authorized Reseller, subject to existing contractual obligations between Transcosmos and Authorized Reseller and applicable law. Without limiting any of NetSuite KK’s other remedies, however, in the event of any breach of this Agreement as a result of actions or inactions of an Authorized Reseller (such as sales to Customers outside the scope of Section 3.2), Transcosmos shall notify NetSuite KK immediately of the breach, and if requested by NetSuite or NetSuite KK, Transcosmos shall terminate the Authorized Reseller unless the breach is cured within thirty (30) days after the Authorized Reseller is notified of the breach.

3.4        Multinational Customers.    Transcosmos shall use reasonable commercial efforts to notify NetSuite KK and NetSuite in writing if Transcosmos is marketing or soliciting a Sale to any Customer that has offices or affiliates outside the Territory, providing to NetSuite and NetSuite KK in such notice the Customer name, contact information, and address in the Territory. NetSuite KK and/or Transcosmos shall discuss the matter with NetSuite in an effort to assess any sales opportunities for the Customer locations and/or affiliates outside the Territory. Similarly, if Transcosmos believes that their are opportunities for use of the localized Product by a particular Customer at locations outside the Territory, to a greater extent than is allowed under Section 3.2, Transcosmos has the right to notify NetSuite and NetSuite KK of such sales opportunities, and NetSuite and/or NetSuite KK will discuss such opportunities with Transcosmos in good faith in order to assess how to best handle the opportunity, whether through a sale by Transcosmos directly to the Customer for use outside the Territory or a sale by NetSuite directly to the Customer, with some sort of compensation from NetSuite KK to Transcosmos for bringing the opportunity to NetSuite’s attention. NetSuite KK will be required to pay compensation to Transcosmos under this Section 3.4, however, only to the extent agreed by NetSuite KK in writing.

3.5        Transcosmos’ Marketing and Sale.    Transcosmos shall use commercially reasonable efforts to market, promote and Sell the Product in the Territory. Such efforts shall include Transcosmos and Authorized Resellers making regular sales calls to Customers, participating in trade shows to market and demonstrate the Product, prompt follow up of leads (including those identified by NetSuite and NetSuite KK), reporting customer responses and feedback to NetSuite KK, advising NetSuite KK regarding advertising and sales promotions, informing NetSuite KK of customer requests and needs related to the Product, informing NetSuite KK regarding Competing Products that are available in the Territory, and taking such other actions as NetSuite KK may advise will be helpful to maximize and facilitate the marketing and Sales of Product in the Territory. Without limiting the foregoing, such efforts shall be no less than those used by Transcosmos for its other highest priority products and services. The Product shall be marketed at all times as Transcosmos’ preferred solution. Notwithstanding the foregoing, no sale of Product shall occur under this Agreement until the initial Product localization has been completed by NetSuite (as determined by NetSuite in consultation with Transcosmos), provided that marketing activities for Product may commence in advance of such completion to the extent agreed by the Parties.

3.6        Marketing Materials; Localization.

3.6.1    NetSuite shall be responsible for localization of the Product and certain Product Documentation.

3.6.2    Transcosmos is authorized to localize all marketing and sales Documentation for the Territory, including obtaining and making all translations and other changes appropriate for the Territory, but each only in a manner acceptable to NetSuite and NetSuite KK. Transcosmos shall obtain NetSuite KK’s written approval before using any sales or promotional material, or advertisements, with respect to the Product that have not been provided by NetSuite, including all Documentation localized by Transcosmos. Transcosmos agrees that no modifications or derivatives of the Documentation or Product shall be created without NetSuite’s prior written consent.

3.6.3    Subject to Sections 3.6.1 and 3.6.2, NetSuite KK hereby authorizes Transcosmos to reproduce the User Documentation, and marketing and sales Documentation, and to distribute such Documentation to Customers, directly and through Authorized Resellers, as necessary to market and promote the Product in the Territory and enable Customers to use the Product. NetSuite (and not NetSuite KK) shall exclusively own all right, title and interest in and to all Documentation and Product, and all derivatives, modifications, and improvements of the Documentation and Product, including all localized forms of the Documentation and Product and all patent, copyright, and other intellectual property rights with respect thereto, and Transcosmos hereby assigns and shall assign all such right, title and interest to NetSuite.

3.7 Marketing Plans.  Within ten (10) days after the Effective Date, Transcosmos shall provide NetSuite KK with reasonably detailed written plans for marketing and sales activities for the Product in the Territory (the “Marketing Plans”) during the then current calendar quarter, and immediately following, calendar quarter. No later than thirty (30) days prior to the beginning of each calendar quarter thereafter, Transcosmos shall provide NetSuite KK with reasonably detailed written plans for marketing and sales activities for such upcoming calendar quarter. Each Marketing Plan shall include without limitation the information described in Exhibit 3.7 and shall be designed to fulfill Transcosmos’ responsibilities pursuant to this Agreement. Subject to the provisions of this Agreement, and compliance with the Marketing Plans, Transcosmos shall have full control and authority of its commercialization of Product in the Territory.

3.8        Sales and Support.

3.8.1    Except for any obligations of NetSuite KK to provide second level support to Transcosmos as set forth in Exhibit 3.8 of this Agreement, Transcosmos shall be solely responsible for (i) and NetSuite and NetSuite KK shall have no obligation to honor, any representations or warranties provided by Transcosmos or an Authorized Reseller with respect to the Product, and (ii) providing support and maintenance to Customers and Authorized Resellers. All sales and support personnel of Transcosmos shall be reasonably trained and competent in the use of the Product (and the advantages and benefits of the Product over competing solutions), and Transcosmos shall provide technical support promptly to all Customers and Authorized Resellers. Without limiting the foregoing, sales and support personnel of Transcosmos shall attend training offered by NetSuite and NetSuite KK, and Transcosmos shall dedicate personnel to activities under this Agreement as agreed by the Parties. Support responsibilities of NetSuite KK shall be solely second level support as set forth in Exhibit 3.8, and Transcosmos shall cooperate fully with NetSuite and NetSuite KK in connection with any support furnished by NetSuite or NetSuite KK. Transcosmos shall disclaim all support responsibilities of NetSuite and NetSuite KK directly to Customers and Authorized Resellers.

3.8.2    Transcosmos shall ensure that Customers contact Transcosmos, or its Authorized Reseller, and not NetSuite or NetSuite KK, for all support, provided that nothing shall preclude NetSuite, NetSuite KK and its designees from contacting Customers directly to provide support, including to discuss any problems or issues experienced by the Customers, to address or diagnose any Customer issues or concerns, and to otherwise provide support to Customers. Without limiting the foregoing, if Transcosmos fails to perform its support obligations under this Agreement or otherwise to its Customers, NetSuite and NetSuite KK shall have the right to provide support directly to Customers and to charge Transcosmos (including by deducting against the Pre-Pay Amount) NetSuite’s or NetSuite KK’s then current fees to end users for such support. Transcosmos shall notify NetSuite KK promptly in the event that Transcosmos or any of its Authorized Resellers receives any written complaint, or other formal communication of concerns or issues, regarding the Product or the use of the Product and shall provide a copy or reasonable description of the complaint or communication to NetSuite KK with such notice.

3.8.3    First level support by Transcosmos shall include: receipt of calls; problem and question intake; customer site visits for any reason; problem identification and diagnosis; efforts to create repeatable demonstrations of any issues; determining which problems require referral to NetSuite for in-depth analysis; distributing new Documentation made available by NetSuite; and taking any other actions appropriate as a first level support provider to resolve all Customer problems.

3.9        Trademarks.

3.9.1    Display.    All promotional materials for Product shall display the NetSuite Trademarks and NetSuite KK Trademarks in a manner approved by NetSuite and NetSuite KK in writing. Without limiting the foregoing, if any NetSuite Trademark or NetSuite KK Trademark is to be used in conjunction with another trademark or trade name, then the NetSuite

Trademark and NetSuite KK Trademark shall be presented equally legibly and equally prominently, but nevertheless separated from the other so that each appears to be a mark in its own right, distinct from the other mark. Except for the NetSuite Trademarks, the NetSuite KK Trademarks, and the trademarks and trade names of Transcosmos, no trademarks, trade names, or logos shall be used to market the Product. None of Transcosmos, its Affiliates or any Authorized Reseller shall engage in any deceptive, misleading, illegal, unfair, or unethical marketing or practices related to the Product or the NetSuite Trademarks, or NetSuite KK Trademarks.

3.9.2     License.  NetSuite KK hereby grants to Transcosmos a non-exclusive, non-transferable, royalty free license to use the NetSuite Trademarks and NetSuite KK Trademarks for the term of this Agreement to market and promote the Product in accordance with this Agreement. All ownership and goodwill from the use of the NetSuite Trademarks and NetSuite KK Trademarks shall vest in and inure solely to the benefit of NetSuite. Transcosmos hereby assigns, and shall assign, to NetSuite all such right, title and interest in and to the NetSuite Trademarks, NetSuite KK Trademarks, and associated goodwill of each.

3.9.3    Recordation.  NetSuite and NetSuite KK have the right to provide and record in the Territory a separate trademark license for Transcosmos for the licenses granted in this Section 3.9. Transcosmos shall cooperate in the preparation and execution of such documents. Upon termination of the trademark license set forth in this Section 3.9, Transcosmos shall cooperate in the cancellation of any trademark licenses that have been recorded. All domain names through which the Product are provided shall be registered in the name of NetSuite or its Affiliate or other designee. Transcosmos shall not register any NetSuite or NetSuite KK mark or mark confusingly similar to any NetSuite or NetSuite KK mark.

3.9.4    Trademark Infringement.    Transcosmos shall notify NetSuite KK promptly upon learning of any actual, alleged, or threatened infringement of a NetSuite Trademark or NetSuite KK Trademark or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods, or similar offenses.

3.9.5    Approval of Representations.      All representations of NetSuite Trademarks and NetSuite KK Trademarks that Transcosmos intends to use shall first be submitted to NetSuite KK and NetSuite for approval of design, color, and other details or shall be exact copies of those used by NetSuite and NetSuite KK and shall in all events comply with the usage guidelines established by NetSuite and NetSuite KK from time to time. NetSuite KK has the right to change the NetSuite Trademarks and NetSuite KK Trademarks by providing ninety (90) days prior written notice, and an updated Exhibits 1.10 and/or 1.11 (if appropriate), to Transcosmos. From and after the end of such ninety (90) day period, as so designated in NetSuite KK’s notice, any mark that is to be deleted shall cease to be a NetSuite Trademark or NetSuite KK Trademark, and any mark that is to be added shall thereafter be considered a NetSuite Trademark or NetSuite KK Trademark, as the case may be.

3.10    Third Party Beneficiary.  NetSuite shall be a third party beneficiary of, with the power to enforce, all of the terms and conditions of this Agreement against Transcosmos. NetSuite has no obligations to Transcosmos under this Agreement, however.

3.11        No Other Rights.  All right, title and interest in and to the Product are reserved to NetSuite, and no license is granted to Transcosmos with respect to the Product under this Agreement. The relationship between NetSuite KK and Transcosmos is non-exclusive, and nothing shall be construed to prevent or limit NetSuite KK’s right to appoint other non-exclusive resellers to engage in the direct and indirect marketing, distribution and sale of the Product in the Territory, including to Customers and through Authorized Resellers and other resellers. Any unauthorized use or exploitation by a Party of the other Party’s (or NetSuite’s) patents, copyrights, trade secrets, or other intellectual property or proprietary rights shall be considered a material breach of this Agreement by such Party.

4.	PRICES

4.1        Product Prices.    The prices paid by Transcosmos to NetSuite KK for the Product shall be fifty percent (50%) of the price on NetSuite KK’s then current end user price list for Product sold generally to end user Customers in the Territory, as such price list is designated by NetSuite KK. Such amounts are non-refundable and non-creditable (except as expressly set forth in this Agreement) and shall become due and payable by Transcosmos to NetSuite KK when NetSuite provisions the particular Customer account unless otherwise agreed in writing. NetSuite KK has the right to update such price list from time to time by providing notice and a copy of the updated price list to Transcosmos. The updated prices shall apply to all accounts that are provisioned by NetSuite thirty (30) days after the date of the price change notice from NetSuite KK.

4.2        Most Favored Pricing.    If NetSuite KK enters into a written agreement with any third party on terms and conditions that are substantially the same as those in this Agreement and under which NetSuite KK has agreed to make the Product available for marketing and sale in the Territory by the third party to Customers generally, and if the Product pricing provided by NetSuite KK to the third party in such reseller agreement for Product for re-sales to Customers in the Territory generally is more favorable than the Product pricing to Transcosmos under Section 4.1, then NetSuite KK will agree to reduce the pricing for Product in this Agreement to match the pricing set forth in such agreement with the third party, provided that such reduced pricing shall apply only with respect to the same volumes of Product and time periods for which the more favorable pricing was provided to the third party. No agreement with a third party shall be considered to have substantially the same terms as this Agreement if the lower price was provided in connection with any material commitments by the third party or its affiliates that are not made by Transcosmos in this Agreement. Under no circumstances shall NetSuite KK have any obligation, as a result of this Section 4.2, to provide any refund of any amounts that have been paid to NetSuite KK, and under no circumstances shall this Section 4.2 apply based upon any litigation or similar settlement agreement, any licenses that are granted by NetSuite KK or NetSuite, or any sales by licensees or other third party. Similarly, under no circumstances shall any pricing for sales to end user customers or outside the Territory be a basis for a price decrease under this Section 4.2.

4.3        Support Fees.    The fees for the support and maintenance provided by NetSuite KK shall be as set forth in NetSuite KK’s then current price list, as updated by NetSuite KK from time to time. Such fees are non-refundable and non-creditable and shall become due and payable as described in NetSuite’s then current price list or, if not described, within thirty (30) days after the date of invoice.

4.4        Taxes and Government Charges.    The prices do not include any taxes (including any excise, sales, use, value added, withholding, or similar taxes), customs duties, tariffs or other government fees, and amounts payable to NetSuite KK shall be paid by Transcosmos in full without reduction for any such taxes, duties, tariffs or fees. The amounts payable to NetSuite KK as described in this Agreement shall not be reduced by any taxes, duties or other governmental fees.

4.5        Sole Remuneration.    Transcosmos’ sole remuneration for performing its responsibilities under this Agreement shall be the payments it receives from its Customers and Authorized Resellers, less the amounts payable to NetSuite KK under this Agreement. Transcosmos and its Authorized Resellers are solely responsible for establishing the prices charged to Customers and Authorized Resellers for Product. No failure to collect payment from any Customer or Authorized Reseller shall relieve Transcosmos of its obligation to pay NetSuite KK under this Agreement.

5.	USE OF PRODUCT; REPORTING

5.1        Administrators.    Each of NetSuite KK and Transcosmos will appoint an administrator who will serve as the primary point of contact with the other Party with regard to access to and use of the Product, including with regard to desired provisioning of Customer accounts by NetSuite as more fully described in Exhibit 5.2. The initial administrator for each Party shall be as follows and may be changed by providing written notice of the change to the other Party:

Transcosmos:	NetSuite KK:
Name:	Name:
Voice:	Voice:
E-mail:	E-mail:

5.2        Product Orders.

5.2.1    Subject to the terms and conditions of this Agreement, Transcosmos shall issue written Product orders to NetSuite KK requesting that NetSuite provision the desired Customer accounts for Product as more fully described in Exhibit 5.2. The form of Product orders shall be as mutually agreed by the Parties, but shall at minimum include the information specified in Exhibit 5.2. No Product order shall be considered accepted by NetSuite KK, except to the extent that NetSuite has provisioned the Customer account in the manner described in Exhibit 5.2. Transcosmos shall not issue any order for Product unless Transcosmos has paid to NetSuite KK in advance the fees payable for the Product, and associated support, under Article 4. NetSuite KK has the right to update Exhibit 5.2 from time to time in its discretion by providing an updated Exhibit 5.2 to Transcosmos.

5.2.2    ANY TERMS OR CONDITIONS OF ANY PRODUCT ORDER OR ACKNOWLEDGMENT GIVEN OR RECEIVED WHICH ARE ADDITIONAL TO OR

INCONSISTENT WITH THIS AGREEMENT SHALL HAVE NO EFFECT AND SUCH TERMS AND CONDITIONS ARE HEREBY EXCLUDED. FOR CLARITY, THE PRECEDING SENTENCE SHALL NOT PRECLUDE EITHER PARTY FROM MAKING ANY CHANGES TO ITS POLICIES, REQUIREMENTS AND THE EXHIBITS AS EXPRESSLY CONTEMPLATED IN THIS AGREEMENT.

5.3        Product Use Terms: Privacy Policy.

5.3.1    All access to and use of the Product, including by Transcosmos and its Authorized Resellers and the employees and contractors of any Customers, shall be subject to terms and conditions that are as protective of NetSuite KK (and its service providers, including NetSuite) and the Product as the Product Use Terms and NetSuite KK’s (and its service providers’, including NetSuite’s) then current privacy policy, as updated by NetSuite and its service providers from time to time. Transcosmos shall require each Customer to agree, prior to any access or use by the Customer, to such terms and conditions and to the most recent version of such privacy policies. The foregoing is not intended to limit Transcosmos’ agreement with the Customer to the Product Use Terms, and is not intended to require Transcosmos to use the express Product Use Terms in Exhibit 1.15, provided that no agreement with a Customer shall be less protective of NetSuite KK (and its service providers) and the Product than the Product Use Terms or this Agreement, and Transcosmos shall obtain NetSuite’s KK’s (and NetSuite’s) advance written consent to the agreement that Transcosmos uses with Customers. Transcosmos shall obtain agreement by the Customer in the form of the Customer’s signature or an equivalent indication by the Customer that binds the Customer to such a contract with Transcosmos. For clarity, all contracts for access to and use of the Product shall be between Transcosmos or its Authorized Reseller, and the applicable Customer, and NetSuite KK’s obligations shall be limited to NetSuite KK’s obligations to Transcosmos under this Agreement, notwithstanding anything to the contrary (including any terms and conditions, or click through agreement, on NetSuite’s web site).

5.3.2    NetSuite KK has the right to modify and otherwise update the Product Use Terms by providing to Transcosmos an updated Exhibit 1.15 reflecting the changes (which may include delivery by email), and has the right to update the privacy policy of NetSuite and NetSuite KK, including by posting an updated privacy policy on their web site. Transcosmos shall require that each Customer, including existing Customers, agree to the updated Product Use Terms and privacy policies as a condition to continued access to and use of the Product.

5.3.3    Transcosmos shall use commercially reasonable efforts to ensure that Customers comply with the Product Use Terms and shall notify NetSuite KK promptly upon becoming aware of any failure to comply, provide NetSuite KK with all information within its knowledge regarding such circumstance, and shall assist and cooperate with NetSuite and NetSuite KK as reasonably requested for purposes of remedying any such failure. Transcosmos shall not Sell, or otherwise make the Product available, to any party that has failed to comply with the Product Use Terms, unless approved by NetSuite KK in writing. NetSuite and NetSuite KK shall have the right to terminate all Customer accounts in accordance with the then current Product Use Terms and this Agreement, and Transcosmos agrees that it will not make any inconsistent or conflicting commitment. Transcosmos shall make NetSuite and NetSuite KK a third party beneficiary of, with the power to enforce against each Customer (including Authorized Resellers), all Product Use Terms for the Product.

5.3.4    No username or password shall be used, except in accordance with the Product Use Terms by, and for the benefit of, the Customer for which it is issued. All Customers shall be responsible for all use under their account, including the unauthorized use of any user name or password, and Transcosmos shall notify NetSuite KK immediately if it becomes aware of any unauthorized use of any account, username or password.

5.3.5    Transcosmos shall communicate to all Customers, either directly or through its Authorized Resellers, all Customer alerts and communications that NetSuite or NetSuite KK determines, in its sole discretion, need to be communicated to Customers.

5.4        Use by Transcosmos.    Transcosmos shall purchase at least than five hundred (500) seats for localized Product for its own internal use. Transcosmos shall pay the amounts payable for such Product seats under Section 4.1 to NetSuite KK, over and above the initial One Hundred Eighty Seven Million Five Hundred Thousand Japanese yen Pre-Pay Amount under Section 6.1, on the provisioning of the applicable seat by NetSuite as more fully described in Exhibit 5.2, it being agreed that, if not earlier requested by Transcosmos, NetSuite shall have the right to provision all such accounts at any time on or after June 30, 2006, and Transcosmos shall make payment to NetSuite KK in full upon such provisioning; provided that NetSuite has at such time reasonably determined that the Product localization is sufficiently complete for marketing and Sale of the Product in the Territory. All use by Transcosmos and its Authorized Resellers shall be subject to the Product Use Terms, except that Transcosmos’ and its Authorized Resellers’ right to use the Product includes the right to demonstrate the Product to Customers in the Territory as necessary to perform its marketing obligations under this Agreement. With respect to all use by Transcosmos, the Product Use Terms are hereby incorporated by reference into this Agreement and shall be enforceable against Transcosmos under this Agreement as if fully set forth herein.

5.5        Customer Information.    Transcosmos shall provide, and hereby grants, to NetSuite KK (and its service providers, including NetSuite) sufficient rights and licenses to provide the Product and support with respect to all information, data, works, and other subject matter that is transmitted through or using, submitted to, received from, or otherwise provided to or by NetSuite or NetSuite KK, as a result of the use or operation of the Product

5.6        Product Changes.    NetSuite KK and NetSuite have the right, from time to time in their sole discretion, without incurring any liability to Transcosmos, its Authorized Resellers, or any Customers, with respect to any previously placed or accepted order, or any Customer agreement, to modify the design of, specifications for, and operation of, any Product and to suspend and terminate the availability of any Product; provided that if NetSuite or NetSuite KK terminates the availability of any Product, or modifies the Product, in a manner which removes or disables a feature or functionality on which a Customer materially relies, NetSuite KK, at the Customer’s written request, may elect to substantially restore such functionality to the Customer. In the event that NetSuite KK does not substantially restore such functionality to the Customer within thirty (30) days after the Customer’s request, the Customer shall have the right to terminate its access to the Product by providing written notice thereof to Transcosmos (which Transcosmos shall forward to NetSuite KK). Upon receipt of such Customer request for termination, NetSuite KK shall disable the Customer’s account and provide to Transcosmos a pro-rata refund of the license fees paid under Section 4.1 of this Agreement for use of the Product which was paid for by the Customer, but not yet furnished by NetSuite KK, as of the date of NetSuite KK’s receipt of such notice of termination, but only to the extent that Transcosmos has similarly refunded the Customer’s fees to the Customer. Transcosmos agrees that NetSuite KK reserves the right to discontinue offering the Product to each Customer at the conclusion of such Customer’s term of its then current Customer agreement entered into in accordance with this Agreement. Transcosmos agrees that NetSuite KK shall not be liable to Transcosmos, any Customer or any other party, for any modification or termination of the Product as described in this Section 5.6, except for the refund that NetSuite KK has agreed to provide as described in this Section 5.6. NetSuite will provide an updated Exhibit 1.14 to Transcosmos reflecting any changes.

5.7        Compliance with the Japanese Protection of Personal Information Act.

5.7.1    Personal End User Data.    NetSuite KK and its service providers (including NetSuite), and Transcosmos and its Authorized Resellers and designees, may have access to or need to use end users’ private, confidential information or data pertaining to a specific person in the course of delivering, marketing, selling, or supporting the Product, including without limitation, a person’s e-mail address, name, mailing address, telephone number, social security number, credit card number, or persistent identifier (such as a customer number held in a cookie), in each case which is such person’s individually identifiable information that is subject to the Japanese Protection of Personal Information Act (“Private Customer Data”). Private Customer Data also includes information that can, together with the other information supplied by or to Transcosmos, its clients or end users or resellers or collected or to be collected by NetSuite KK, or its service providers, or Transcosmos or its Authorized Resellers or designees, identify a specific individual, even if such information cannot, by itself, identify a specific individual. Each Party acknowledges that its (and NetSuite KK’s service providers’ and Transcosmos’ Authorized Resellers’ and designees) use, access and disclosure of Private Customer Data is subject to the Japanese Protection of Personal Information Act (the “Act”). Each Party agrees that it will comply with the Act and its own privacy policies.

5.7.2    Data Safeguards.    Each Party will implement and maintain such safeguards as required by the Act for the protection of Private Customer Data (“Data Safeguards”). In the event such Party discovers or is notified of a breach or potential breach of such Party’s security related to Private Customer Data, such Party will immediately (1) notify the other Party’s account manager or other person in charge of managing the relationship between NetSuite KK and Transcosmos, (2) investigate the effects of the breach or potential breach using commercially reasonable efforts and (3) take such actions as are required by the Act in an effort to prevent the breach or potential breach from recurring and in an effort to remedy the breach. NetSuite KK shall cause its subcontractors, and Transcosmos shall cause its Authorized Resellers and designees, to comply with the standards and procedures set forth in this Section 5.7. NetSuite KK shall permit persons reasonably designated by Transcosmos, and reasonably acceptable to NetSuite KK, to review, during normal business hours, and with reasonable prior notice, NetSuite KK’s security procedures for the protection of Private Customer Data, including, without limitation, observing operations, reviewing documents and other materials and interviewing relevant personnel of NetSuite KK, in each case to the extent necessary to satisfy the requirements of the Act and provided that Transcosmos does not unduly interfere with NetSuite KK’s operations, and provided further that a NetSuite KK employee accompanies the designated reviewer at all times. The designated reviewer, upon request, shall be obligated to sign a non-disclosure and confidentiality agreement with NetSuite KK and its service providers prior to conducting any review. Transcosmos and its Authorized Resellers shall take such steps as are necessary and/or appropriate under the Act in order to ensure that NetSuite and NetSuite KK are able to use and disclose all Private Customer Data in accordance with their privacy policies (to the extent their privacy policies do not by themselves violate the Act).

5.7.3    Liability for Breach of Data Protection Policies.    Notwithstanding any other provision of this Agreement, provided that Transcosmos and its Authorized Resellers have taken such steps as are necessary or appropriate to ensure that NetSuite and NetSuite KK can use Private Customer Data in accordance with their privacy policies (to the extent possible under the Act), EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY AND ALL LIABILITY FOR DAMAGES DUE TO THE OTHER PARTY’S VIOLATION OR BREACH OF THE ACT OR OF SUCH PARTY’S OWN DATA PROTECTION PRIVACY POLICIES AND DATA SAFEGUARDS.

5.8        Reporting: Meetings.    Transcosmos shall keep NetSuite KK fully informed regarding the activities of Transcosmos and its Authorized Resellers with respect to Product in the Territory, including progress against Marketing Plans. Without limiting the foregoing, the Parties agree to meet as reasonably requested by either Party, but no less often than once a calendar quarter, to discuss Transcosmos’ marketing and sales activities and efforts under this Agreement, any issues that may arise or have arisen, and updates, upgrades or enhancements that may be desired by Customers. Such meetings may be attended (either in person or by teleconference) by mutually agreed personnel of both Parties and are for information purposes only and not binding upon either Party.

6.	PAYMENTS

6.1        Fee Advance.    Within five (5) days after the Effective Date, Transcosmos shall pay to NetSuite KK a fee advance of One Hundred Seventy Six Million One Hundred Sixty Seven Thousand Five Hundred Japanese yen (¥176,167,500). Thereafter, no later than thirty (30) days prior to the beginning of each calendar quarter (“Q1”), Transcosmos shall pay to NetSuite KK an amount sufficient to ensure that the Pre-Pay Balance, after reduction for fees payable for Product that Transcosmos reasonably anticipates will be ordered in calendar quarter Ql, is no less than the Pre-Pay Minimum. NetSuite KK shall have the right to deduct against such payments all fees payable to NetSuite KK under this Agreement, including under Section 3.8 and Article 4 (including support fees). Within thirty (30) days after the end of each calendar quarter, NetSuite KK will provide to Transcosmos a statement showing the Pre-Pay Balance calculated based upon the amounts paid to NetSuite KK, and the amounts that have become payable to, NetSuite KK as of the last day of such calendar quarter. Notwithstanding anything to the contrary, a Sale shall be deemed to occur, including for purposes of Section 1.13, upon NetSuite provisioning the Customer’s account as described in Exhibit 5.2.

6.2        Product Credits.    NetSuite KK (and its service providers) conduct periodic maintenance’ and upgrades during scheduled times. If, outside of any scheduled maintenance and upgrades, NetSuite determines that the Product has not been available at least 99.5% of the time during a calendar month, and to the extent that Transcosmos has provided a credit or refund to the Customer for such calendar month as a result of the Customer’s written request and the Product down time, then NetSuite KK will provide a credit to Transcosmos of the Product price paid by Transcosmos to NetSuite KK under Section 4.1 for such Customer if Transcosmos requests such a credit for the particular Customer no later than ten (10) business days after the end of such calendar month. The amount of any credit shall not exceed a one month portion of the fee for Product use under Section 4.1. NetSuite KK shall not be required to provide any credit unless the Customer was actually adversely affected by the down time. No credits will be provided for the amounts paid for any maintenance or support.

6.3        Payment Terms.    Unless expressly indicated to the contrary, all amounts set forth in this Agreement, or any Exhibit, are in Japanese yen, and all payments shall be made to NetSuite KK in Japanese yen by bank wire transfer in immediately available funds to an account designated NetSuite KK.

6.4        Currency Conversion.    If any currency conversion shall be required in r connection with the payments hereunder, such conversion shall be made using the average of the buying and selling exchange rate for conversion between Japanese Yen and U.S. Dollars, quoted for f current transactions reported by the Chase Manhattan Bank, using the average of such rates quoted for each business day of the three (3) calendar months prior to the date on which the payment becomes due.

6.5        Audit Rights.    Transcosmos shall keep, and shall require its Authorized Resellers to keep, complete, true and accurate books of account and records sufficient to demonstrate compliance with the terms of this Agreement, including copies of all Customer and Authorized Reseller agreements. Such books and records shall be kept reasonably accessible for three (3) years following the end of the calendar year to which they pertain. All such records shall be made available for inspection throughout such three (3) year period by an independent third party auditor selected by NetSuite KK for the purpose of verifying compliance with the terms of this Agreement Such inspections may be made no more than once each calendar year during the normal business hours of Transcosmos upon ten (10) business days advance notice, provided that if a non-compliance is identified by an audit, then an additional audit may be conducted during such calendar year. NetSuite shall bear the costs and expenses of inspections conducted under this Section 6.5, provided however that in the event any audit shall reveal an underpayment of more than five percent (5%) of the amounts due to NetSuite KK for any period, Transcosmos will (i) reimburse NetSuite for the reasonable cost of the audit upon invoice, and (ii) pay to NetSuite KK, within thirty (30) days after receiving notice from NetSuite KK of such shortfall, such notice reasonably describing the results of the audit, any shortfalls uncovered. Without limiting the foregoing, in the event of a disagreement regarding any audit asserting a shortfall, the Parties shall cooperate reasonably in order to resolve any disagreement as soon as possible, and NetSuite shall return any such shortfall payment that Transcosmos establishes was made by Transcosmos to NetSuite under this Section 6.5 in error.

7.	WARRANTIES AND DISCLAIMER

7.1        Mutual.    Each Party represents and warrants to the other that: (i) it has the right and power to enter into this Agreement and to fulfill its obligations hereunder; (ii) entering into, and performance of its obligations under, this Agreement does not and will not violate, and is not inconsistent with, any agreements between such Party and any third parties or any applicable laws or regulations; and (iii) it shall comply with the requirements of any and all applicable federal, state, local, and other laws, regulations, rules and orders of any governmental body having jurisdiction over such Party or the activities of such Party contemplated by this Agreement.

7.2        By Transcosmos.  No representations or warranties shall be made by or under authority of Transcosmos, its Affiliates, or Authorized Resellers with respect to the Product that have not been provided by NetSuite KK to Transcosmos in writing or that exceed the scope of NetSuite’s then current literature made publicly available by NetSuite for the Product. Transcosmos agrees that any and all representations and warranties, whether express, implied, statutory, or otherwise, shall be disclaimed on NetSuite’s and NetSuite KK’s behalf.

7.3        Disclaimer of Warranties.    EXCEPT AS EXPRESSLY PROVIDED IN SECTION 7.1 ABOVE, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES IN CONNECTION WITH THIS AGREEMENT, EXPRESS, STATUTORY, IMPLIED, OR OTHERWISE, INCLUDING WITH RESPECT TO THE PRODUCT, AND EACH PARTY HEREBY DISCLAIMS AND EXCLUDES ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES AND CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT. NETSUITE DOES NOT REPRESENT OR WARRANT THAT THE PRODUCT, OR THE WEB SITE OR FACILITIES USED TO PROVIDE THE PRODUCT, WILL BE UNINTERRUPTED, ERROR FREE OR SECURE.

8.	CONFIDENTIAL INFORMATION AND PROPRIETARY RIGHTS.

8.1        Confidential Information.    “Confidential Information” means information disclosed by a Party in connection with this Agreement which if disclosed in tangible form is marked “Confidential” or with other similar designation to indicate its confidential or proprietary nature or if disclosed orally is indicated orally at the time of such disclosure to be confidential or proprietary by the Party disclosing such information and is confirmed as being confidential or proprietary by the disclosing Party in a writing delivered to the receiving Party within thirty (30) days after such disclosure. The Parties agree that the receiving Party shall not publish or otherwise disclose, and shall not use for any purpose, any Confidential Information furnished to it by the other Party pursuant to this Agreement, except as set forth in this Article 8. Notwithstanding the foregoing, Confidential Information shall not include information that, in each case as demonstrated by written documentation or other competent evidence:

8.1.1    was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure;

8.1.2    was independently developed by the receiving Party without use of or reference to the Confidential Information of the disclosing Party;

8.1.3    was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

8.1.4    became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or

8.1.5    was subsequently lawfully disclosed to the receiving Party other than directly or indirectly from the disclosing Party and not under an obligation of confidentiality.

8.2        Permitted Use and Disclosures.  Notwithstanding the provisions of Section 8.1 above, each Party may disclose the other Party’s Confidential Information to the extent such disclosure is reasonably necessary to comply with applicable governmental laws, regulations, or orders; provided that if a Party is required to make any such disclosure of the other Party’s’ Confidential Information, it will, to the extent it may legally do so, give reasonable advance notice to the latter Party of such disclosure sufficient to give the disclosing Party an opportunity to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise). NetSuite KK (and its service providers) may use and disclose the Confidential Information of Transcosmos to provide the Product, including to its contractors for such purposes, and each Party may otherwise use the Confidential Information of the other as reasonably necessary to enforce, or perform its obligations under, this Agreement. NetSuite KK and its service providers may use and disclose information in accordance with their privacy policies.

8.3        Proprietary Markings.  Neither Party shall remove any trademark, trade name, copyright notice, patent marking, confidentiality, or other proprietary rights notice or marking from any materials provided to it by the other Party in connection with this Agreement.

8.4        Customer Data.  Each Party shall have the right to use and disclose Customer Data in accordance with its privacy policies and applicable law, including the Act. For clarity, NetSuite KK shall have the right to use and disclose a Customer’s Customer Data in order to provide the Product to such Customer.

8.5        Confidentiality of Agreement.  Each Party shall treat the terms and conditions of this Agreement as the Confidential Information of the other, provided that each Party may disclose the terms and conditions of this Agreement without consent (i) to advisors, investors and others on a need-to-know basis under conditions which reasonably ensure the confidentiality thereof, (ii) as required by any court or other governmental body; (iii) as otherwise required by law; (iv) in confidence to legal counsel of such parties; (v) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; (vi) in confidence, in connection with a merger, acquisition of stock or assets, proposed merger or acquisition, or the like; or (vii) as advisable or required in connection with any government or regulatory filings, including without limitation filings with the SEC; provided that in the case of a disclosure pursuant to Sections (ii), (iii), or (vii) above, the disclosing Party shall give the other Party prompt notice and a copy of the proposed disclosure -and shall consider in good faith any comments provided by such other Party to the disclosing Party within two (2) business days of such other Party receiving the proposed disclosure.

8.6        Press Releases.    The Parties shall issue press releases solely as mutually agreed by the Parties, such agreement not to be unreasonably withheld or delayed.

9.	TERM AND TERMINATION

9.1        Term.  This Agreement shall commence upon the Effective Date and continue in full force and effect for a period of three (3) years (the “Term”), unless earlier terminated in accordance with the terms of this Agreement.

9.2        Termination for Cause.  In the event of a material breach of this Agreement, the non-breaching Party shall be entitled to terminate this Agreement by written notice to the breaching Party, if such breach is not cured within thirty (30) days after written notice is given by the non-breaching Party to the breaching Party specifying the breach.

9.3        Change of Control.  NetSuite KK has the right to terminate this Agreement by providing notice of termination to Transcosmos if there is a Change of Control of Transcosmos and Transcosmos did not obtain NetSuite KK’s prior written consent to the Change of Control.

9.4        Effect of Termination; Survival.

9.4.1        No Release.    Termination or expiration of this Agreement for any reason shall not release either Party hereto from any liability which at the time of such termination or expiration has already accrued to the other Party. Without limiting the foregoing, no payment that became payable prior to termination or expiration of this Agreement shall be affected by such termination or expiration of the Agreement. Rather, such payments shall remain payable after termination or expiration in accordance with the terms and conditions of this Agreement that were in effect immediately prior to the date of termination or expiration.

9.4.2        No Liability.    Termination of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, which a Party may have hereunder, at law, equity or otherwise, as a result of a breach of this Agreement. Notwithstanding the foregoing, except as expressly required by law, in the event of termination of this Agreement by either Party in accordance with any of the provisions of this Agreement, neither Party shall be liable to the other, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of NetSuite KK or Transcosmos.

9.4.3        Purchase Orders; No Waiver.  Except to the extent NetSuite KK elects not to provide such Product, Transcosmos shall be obligated to accept, and pay for, Product for which Product orders were issued prior to the effective date of termination or expiration of this Agreement. The acceptance of any order from or the provision of any Product after the termination or expiration of this Agreement shall not be construed as a renewal or extension of this Agreement nor as a waiver of termination of this Agreement.

9.4.4        Survival.    Articles and Sections 3.3.1 (last two sentences only), 3.6.2 (last sentence only), 3.6.3 (last sentence only), 3.8, 3.9.3 (last two sentences only), 3.10, 3.11, 4.4, 4.5, 5.3.3, 5.5, 5.6 (penultimate sentence only), 6, 7.2, 7.3, 8, 9.4, 9.5, 10, 11, 12, and 13 of this Agreement shall survive any termination or expiration of this Agreement. Additionally, all rights granted to Customers in accordance with this Agreement shall survive, subject to the terms of this Agreement, except that such rights shall terminate and expire in accordance with the terms of the applicable Customer agreement and this Agreement. All Product Use Terms, and terms and conditions of this Agreement governing access to and use of the Product by the Customer, shall survive termination and expiration of this Agreement until termination or expiration of the Customer’s rights and the Customer agreement. In particular, but without limiting the foregoing Sections 5.3, 5.4 and 5.6 shall survive termination or expiration of this Agreement to the extent of any continuing use by Customers (including Transcosmos and its Authorized Resellers). Exhibit 5.2 shall survive with respect to any order first provisioned after termination or expiration of this Agreement. Except as expressly set forth above, all terms and conditions of this Agreement shall terminate and have no further force or effect upon any termination or expiration of this Agreement. Any unused pre-payment that was paid by Transcosmos to NetSuite KK under Section 6.1, after deduction for any and all outstanding but unpaid Product sales and support fees due and payable to NetSuite in connection with this Agreement, shall be returned to Transcosmos.

9.5        Return of Materials.    Within thirty (30) days after the effective date of termination or expiration of this Agreement, each Party shall return or destroy, at the other Party’s option, all tangible items bearing or containing the Confidential Information of such other Party and provide written certification of such destruction, except to the extent a Party retains rights with respect thereto under this Agreement.

10.	INDEMNIFICATION

10.1        IP Indemnification.

10.1.1    NetSuite KK will (i) defend Transcosmos against any action or claim brought by a non-Affiliate third party against Transcosmos to the extent that it is based upon any claim that the Product, any NetSuite Trademark or any localizations by NetSuite of the Product, each in the same form as provided by NetSuite KK to Transcosmos under this Agreement for resale to Customers generally and used within the scope of this Agreement, infringe any U.S. or Japanese patent rights, US or Japanese copyright rights, or other intellectual property rights in the United States or Japan, or incorporates any misappropriated trade secrets (a “Claim”), and (ii) indemnify Transcosmos against any liabilities, costs, damages, and expenses, including reasonable attorneys’ fees, attributable to such Claim, provided that Transcosmos (i) promptly notifies NetSuite KK in writing of the Claim; (ii) allowed NetSuite KK or NetSuite to exclusively control the defense and settlement of the Claim; and (iii) provides NetSuite KK and its service providers with all assistance, information, and authority reasonably requested for the defense and settlement of the Claim. Transcosmos may retain its own counsel, at its own expense, to monitor the defense and settlement of the Claim. Notwithstanding anything to the contrary, NetSuite KK shall not be responsible for any costs, expenses, or settlement incurred without its prior written consent.

10.1.2    NetSuite KK will have no obligations, responsibilities, or liabilities under this Section 10.1 or otherwise if (i) the infringement is caused by the combination of the Product, NetSuite Trademarks or localization of the Product, with, or use in combination with, any products, services, content, or other subject matter that is not part of the Product in the form provided by NetSuite for all Customers, where such infringement would not have arisen but for such combination, (ii) the infringement is caused by the use of other than the current version of the localized Product if the current version would be non-infringing, provided that a localized version of such current version had been provided prior to such infringement arising; (iii) the infringement is willful; (iv) the infringement results from any use where the infringement is not required by the Product itself; (v) the infringement results from any information, data, or other subject matter transmitted or received by Customers using the Product or otherwise delivered, submitted, stored, or transmitted to or using the Product; (vi) the infringement results from any use, other than by a Customer in accordance with this Agreement; or (vii) the infringement results from any marketing, distribution, sale, or use outside the Territory.

10.2        Indemnification of Transcosmos.    NetSuite KK shall indemnify and hold harmless each of Transcosmos and its Affiliates, and the directors, officers, employees, customers, licensees, and contractors of Transcosmos and such Affiliates, and the successors and assigns of any of the foregoing (the “Transcosmos Indemnitees”) from and against any and all liabilities, damages, settlements, claims, actions, suits, proceedings, penalties, fines, costs and expenses (including reasonable attorneys’ fees and other expenses of litigation) incurred by the Transcosmos Indemnitee based upon a claim of a non-Affiliate third party to the extent resulting from: (a) a breach by NetSuite KK of any of its representations or warranties in this Agreement; or (b) the negligence, or illegal or willful misconduct, of NetSuite KK in connection with this Agreement or the Product, including violation of the Act, in each case except to the extent a violation of the law results from a breach by Transcosmos of its obligations, representations, or warranties under this Agreement.

10.3        Indemnification of NetSuite KK.    Except to the extent the NetSuite KK is required to indemnify Transcosmos under Section 10.1 and 10.2, Transcosmos shall indemnify and hold harmless each of NetSuite KK and its Affiliates, and the directors, officers, employees, customers, licensors, and contractors of NetSuite KK (including NetSuite) and such Affiliates, and the successors and assigns of any of the foregoing (the “NetSuite Indemnitees”), from and against any and all liabilities, damages, settlements, claims, actions, suits, proceedings, penalties, fines, costs and expenses (including, without limitation, reasonable attorneys’ fees and other expenses of litigation) incurred by any NetSuite Indemnitee based upon a claim of a non-Affiliate third party to the extent resulting from: (a) a breach by Transcosmos of any of its representations or warranties in this Agreement; (b) the negligence, or illegal or willful misconduct, of Transcosmos, its Authorized Resellers, or any Customers in connection with this Agreement or any Product, including violation of the Act, in each case except to the extent a violation of the law results from a breach by NetSuite KK of its obligations, representations, or warranties under this Agreement; (c) any failure to support Customers or Authorized Resellers (other than as a result of a failure of NetSuite KK to perform its support obligations under this Agreement); (d) any representations, warranties, or covenants made with respect to the Product, beyond the Product Use Terms or beyond the representations and warranties made by NetSuite KK directly to its other customers; (e) any information, data, or other subject matter transmitted or received by Customers using the Product or otherwise delivered, submitted, stored or transmitted to or using the Product; or (f) otherwise arising out of the marketing, promotion, commercialization or use of the Product pursuant to this Agreement.

10.4        Procedure.  A Party that intends to claim indemnification under this Article 10 (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) in writing of any claim, in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense and settlement thereof. The indemnity arrangement in this Article 10 shall not apply to amounts paid in settlement of any action with respect to a claim, if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Claim, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 10 but the omission so to deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability that it may have to any Indemnitee other than under this Article 10. The Indemnitee under this Article 10 shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any action with respect to a claim covered by this indemnification, at the Indemnitor’s expense. Notwithstanding the foregoing, provided that the Indemnitor has performed its obligations in accordance with this Article 10, the Indemnitor shall not be responsible for any costs or expenses incurred without the prior written consent of the Indemnitor.

11.	LIMITATIONS OF LIABILITY

NO INTERRUPTION, DISRUPTION, OR UNAVAILABILITY OF THE PRODUCT SHALL BE CONSIDERED TO BE A BREACH OF THIS AGREEMENT BY NETSUITE KK, AND NETSUITE KK (AND ITS SERVICE PROVIDERS) SHALL HAVE NO LIABILITY OR RESPONSIBILITY ARISING OUT OF OR RELATING TO ANY SUCH EVENT, IT BEING ACKNOWLEDGED AND AGREED THAT ANY CREDITS THAT MAY BECOME DUE FROM NETSUITE KK PURSUANT TO SECTION 6.2 OF THIS AGREEMENT SHALL BE TRANSCOSMOS’ AND THE CUSTOMERS AND AUTHORIZED RESELLERS’ SOLE REMEDY, AND NETSUITE KK’S (AND ITS SERVICE PROVIDERS’) SOLE AND EXCLUSIVE LIABILITY, ARISING OUT OF ANY INTERRUPTION, DISRUPTION, OR UNAVAILABILITY AND FOR ANY BREACH OF THIS AGREEMENT BY NETSUITE KK.

NETSUITE KK INTENDS TO TAKE SUCH MEASURES AS IT CONSIDERS REASONABLY APPROPRIATE FOR PURPOSES OF MAINTAINING THE WEB SITE, ITS FACILITIES, AND THE SECURITY THEREOF. PROVIDED THAT NETSUITE KK DOES SO, NETSUITE KK SHALL HAVE NO LIABILITY OR RESPONSIBILITY FOR ANY FAILURE IN SECURITY OF THE WEB SITE, PRODUCT, OR ITS FACILITIES.

PROVIDED THAT NETSUITE KK HAS TAKEN REASONABLE PRECAUTIONS TO BACKUP DATA, NETSUITE KK (AND ITS SERVICE PROVIDERS) SHALL HAVE NO LIABILITY OR RESPONSIBILITY FOR ANY LOSS OF DATA. IF NETSUITE KK FAILED TO TAKE SUCH PRECAUTIONS, NETSUITE KK’S (AND ITS SERVICE PROVIDERS’) LIABILITY FOR LOSS OF DATA SHALL NOT EXCEED THE AVERAGE ANNUAL AMOUNTS INVOICED BY NETSUITE KK FOR THE STORAGE OF DATA FOR THE PARTICULAR CUSTOMER.

THE PRODUCT MAY PROVIDE, OR THIRD PARTIES MAY PROVIDE THROUGH THE PRODUCT, LINKS TO OTHER INTERNET SITES OR RESOURCES. BECAUSE NETSUITE KK HAS NO CONTROL OVER SUCH SITES AND RESOURCES, NETSUITE KK SHALL HAVE NO LIABILITY OR RESPONSIBILITY FOR THE AVAILABILITY OF SUCH EXTERNAL SITES OR RESOURCES OR FOR ANY CONTENT, ADVERTISING, PRODUCTS OR OTHER MATERIALS ON OR AVAILABLE FROM SUCH OTHER SITES OR RESOURCES. NETSUITE KK DOES NOT ENDORSE SUCH SUES OR RESOURCES.

EXCEPT FOR EITHER PARTY’S LIABILITY ARISING UNDER ARTICLE 8, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR LOST PROFITS OR REVENUE, COST OF SUBSTITUTE GOODS OR SERVICES, OR ANY SPECIAL, CONSEQUENTIAL, RELIANCE, INCIDENTAL, EXEMPLARY, OR PUNITIVE DAMAGES, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE.

EXCEPT FOR ANY UNAUTHORIZED USE OR EXPLOITATION BY A PARTY OF THE OTHER PARTY’S INTELLECTUAL PROPERTY OR A FAILURE TO COMPLY WITH ARTICLE 8, AND EXCLUDING EACH PARTY’S RESPONSIBILITIES UNDER ARTICLE 10, IN NO EVENT SHALL EITHER PARTY’S TOTAL AGGREGATE LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT EXCEED THE AMOUNT OF FEES PAID BY TRANSCOSMOS TO NETSUITE KK UNDER SECTIONS 4.1 AND 4.3 OF THIS AGREEMENT ON AVERAGE IN EACH THREE YEAR PERIOD.

THE FOREGOING LIMITATIONS SHALL APPLY REGARDLESS OF WHETHER EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY STATED HEREIN.

12.	COMPLIANCE WITH LAWS

12.1        Export Control.    Transcosmos understands and acknowledges that NetSuite KK is subject to regulation by agencies of the United States Government, including, but not limited to, the U.S. Department of Commerce, which prohibit export or diversion of certain products and technology to certain countries. Any and all obligations of NetSuite KK shall be subject in all respects to such laws and regulations as shall from time to time govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States, including without limitation the U.S. Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the U.S. Department of Commerce, Bureau of Export Administration. Transcosmos agrees to cooperate with NetSuite KK including without limitation, providing required documentation, in order to obtain export licenses or exemptions therefrom. Transcosmos warrants that it will comply with the U.S. Export Administration Regulations and other laws and regulations governing exports in effect from time to time.

12.2        Governmental Approvals.    Transcosmos represents and warrants that it has obtained and shall obtain all required approvals of the applicable governments in the Territory to market and commercialize the Product in the Territory.

13.	MISCELLANEOUS PROVISIONS

13.1        Independent Contractors.  The relationship of NetSuite KK and Transcosmos established by this Agreement is that of independent contractors, and neither Party is an employee, agent, partner or joint venturer of the other. All financial obligations associated with Transcosmos’ business are the sole responsibility of Transcosmos. All sales, service and other agreements between Transcosmos and its Customers and Authorized Resellers are Transcosmos’ exclusive responsibility and will have no effect on Transcosmos’ or NetSuite KK’s obligations under this Agreement. Neither Party shall hold itself out to be an agent or representative of the other. Transcosmos shall have no authority to accept any order on behalf of NetSuite KK or otherwise bind, or incur any obligation or commitment for, NetSuite KK in any manner.

13.2        Foreign Corrupt Practices Act.  In conformity with the United States Foreign Corrupt Practices Act and with NetSuite KK’s established corporate policies regarding foreign business practices, Transcosmos and its employees and agents shall not directly or indirectly make any offer, payment, or promise to pay, authorize payment; or offer a gift, promise to give, or authorize the giving of anything of value for the purpose of influencing any act or decision (including a decision not to act) of an official of any government or inducing such a person to use his or her influence to affect any such governmental act or decision in order to assist NetSuite KK or Transcosmos in obtaining, retaining or directing any business.

13.3        Governing Law.  THIS AGREEMENT, AND ALL DISPUTES ARISING OUT OF OR RELATING TO THIS AGREEMENT, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF JAPAN,

WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES OF JAPAN OR ANY OTHER JURISDICTION.

13.4        Arbitration.  The Parties shall try in good faith to resolve any dispute or claim related to or arising out of this Agreement, or the interpretation, making, performance, breach or termination thereof, amicably by themselves. If the Parties should resolve such dispute or claim, a memorandum setting forth their agreement will be prepared and signed by both Parties if requested by either Party. If the dispute or claim is not resolved by the Parties themselves, then it shall be finally settled by arbitration in accordance with the then current rules of arbitration of the Japan Commercial Arbitration Association (the “Rules”) by three (3) arbitrators, one selected by each party and the third selected in accordance with such rules. Such arbitration shall be held in Tokyo, Japan, and the proceedings and all pleadings, filings, written evidence, decisions and other relevant documents shall be in English. Any written evidence in a language other than English shall be submitted with an English translation. Any final decision issued in the arbitration shall be in writing, and binding and conclusive upon the parties to this Agreement and may be entered as a final judgment by any court of competent jurisdiction. Notwithstanding the foregoing, the Parties may apply to any court of competent jurisdiction for temporary or permanent injunctive relief without breach of this Section 13.4. Each Party shall bear its own costs in connection with the foregoing arbitration.

13.5        Assignment.  Except as set forth in this Section 13.5, Transcosmos shall not assign or otherwise transfer this Agreement, or its rights or obligations under this Agreement, without the prior written consent of NetSuite KK. NetSuite KK shall have the right to assign and otherwise transfer this Agreement as a whole to any successor to all or substantially all of NetSuite KK’s business or assets, whether by sale of stock or assets, merger, operation of the law, or otherwise. Any assignment or transfer in violation of the foregoing shall be void. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties hereto, their successors and permitted assigns.

13.6        Modification.    No amendment or modification of any provision of this Agreement shall be effective unless in writing signed by both Parties. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by both Parties.

13.7        Severability.    If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

13.8        Force Majeure.  Neither Party shall be liable to the other for delays or failures in performance resulting from causes beyond the reasonable control of that Party, including acts of God; acts of government or its agencies, including laws, regulations, and judicial action; strikes or other labor disputes or disturbances; power disruptions; riots or civil disturbances; acts of war; or communication, utility or transportation failures, or failure of supply. The obligation of the Party unable to perform, as set forth in this Section 13.8 (“Delayed Party”) shall be suspended, and non-performance shall be excused, during such force majeure event, subject to the Delayed Party’s compliance with the following. The Delayed Party shall give the other Party written notice of its inability to perform and a description, in reasonable detail, of the cause of the inability and will use diligent efforts to remedy the situation and remove, so far as is commercially reasonable and as soon as practicable, the cause of such inability. The Delayed Party shall give the other Party prompt notice of the cessation of the event offeree majeure. In the event that the Delayed Party is unable to remove the force majeure event, and resume performance in accordance with the other terms of this Agreement, within ninety (90) days of the occurrence of the event, each Party shall have the right to terminate this Agreement by providing written notice of termination to the other.

13.9        No Waivers.  The failure of either Party at any time to require performance by the other of any provision hereof shall not affect the right of such Party to require performance at any time thereafter, nor shall the waiver of either Party of a breach of any provision hereof be taken or held to be a waiver of a provision itself.

13.10        Notices.  Any notice or other communication required by this Agreement shall be made in writing and given by (i) prepaid, first class, certified mail, return receipt requested, (ii) facsimile (with confirmation of successful transmission and a duplicate notice sent promptly by one of the other methods in the paragraph), or (iii) reputable courier; and shall be deemed to have been served on the date received by the addressee at the following address or such other address as may from time to time be designated to the other Party in writing:

If to:	Transcosmos
_____________________________________
_____________________________________
Attn: _________________________________
Telefax: _______________________________

If to:	NetSuite KK
Odakyu Minami-Aoyama Bldg 10F
7-8-1 Minami-Aoyama Minato-ku
Tokyo 107-0062 Japan
Attn: Representative Director

13.11        Entire Agreement.  The Parties agree that this Agreement sets forth the entire agreement and understanding of the Parties as to the subject matter hereof, and supersedes all prior and contemporaneous discussions, agreements and writings in respect hereto including without limitation any term sheets, letters of intent and memoranda of understanding.

13.12        Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the Effective Date.

NetSuite Kabushiki Kaisha.		Transcosmos, Inc.

By:	/s/ Takahiko Higashi	By:	/s/ Masataka Okuda

Name:		Name:
	(Typed or Printed)		(Typed or Printed)

Title:		Title:

Date:		Date:

EXHIBIT 1.10

NETSUITE TRADEMARKS

EXHIBIT 1.11

NETSUITE KK TRADEMARKS

EXHIBIT 1.15

PRODUCT USE TERMS

Nothing in this Exhibit 1.15 shall be construed to limit any obligations or responsibilities of Transcosmos under the Agreement above.

For purposes of the terms in this Exhibit 1.15 below (the “Product Use Terms”): (i) “End User” means the Customer under whose name NetSuite has provisioned the Product; (ii) “Product” means NetSuite’s Product as defined in the Agreement above; (iii) “Documentation” means NetSuite’s User Documentation as defined in the Agreement above; (iv) “Web Site” means NetSuite’s web site, localized for the Territory, through which NetSuite makes the Product available for Customers in the Territory, at the URL address identified by NetSuite for the Territory, and (v) “Customer Data” means any information, materials and other subject matter that End User submits to, transmits or distributes through, receives from, or stores using, the Product or Web Site.

1.        Activation; Product Provider; Use Terms.

(a)      Product Provider.    End User acknowledges and agrees that the Product is being provided by NetSuite, Inc. or its affiliate (individually and collectively, “NetSuite”), as an application service provider, to Transcosmos and that Transcosmos (and not NetSuite) is selling the Product to End User. Accordingly, Transcosmos, and not NetSuite, shall be solely responsible to End User for the Products, the Web Site and the operation and use thereof, notwithstanding any NetSuite branding on the Web Site. End User shall contact Transcosmos, and not NetSuite, with respect to the Product and Web Site, including to obtain any related support or assistance, report any problems, or the like.

(b)      Activation.    To activate End User’s access to and use of the Product and the Web Site, End User must read and agree to these Product Use Terms, including all disclaimers and limitations of liability, and limitations on access to and use of the Product and the Web Site. The Product Use Terms shall govern all access to and use of the Product and Web Site. No activation shall be effective, however, until the account is actually provisioned by NetSuite as described in Exhibit 5.2 of the Agreement, and Transcosmos has the right to terminate this Agreement should NetSuite not agree to provision the account. All information provided by End User to activate an account shall be accurate and complete.

(c)      NetSuite; Third Party Beneficiary.    Notwithstanding anything to the contrary, including any terms or conditions and privacy policy posted on the Web Site, NetSuite shall have no obligation, responsibility or liability to End User arising out of or related to the Product, Web Site, or the operation or use thereof, or any ancillary products or services provided by Transcosmos. In particular, the only obligations and responsibility to End User regarding the Products and Web Site shall be those by Transcosmos as expressly set forth in these Product Use Terms. END USER AGREES THAT IT, AND ITS AFFILIATES AND USERS, SHALL NOT ASSERT OR BRING ANY CLAM OR ACTION AGAINST NETSUITE OR ITS AFFILIATES IN CONNECTION WITH THE PRODUCT, THE WEB SITE, OR THE PERFORMANCE OR USE THEREOF,

WHETHER BASED UPON THESE PRODUCT USE TERMS OR OTHERWISE, INCLUDING FOR ANY FAILURE OF THE PRODUCTS AND INCLUDING BASED UPON ANY ANCILLARY OR RELATED PRODUCTS OR SERVICES. Notwithstanding the foregoing, NetSuite is and shall be a third party beneficiary of, with the power to enforce, these Product Use Terms (including without limitation any disclaimers and limitations of liability) against the End User. No terms or conditions in these Product Use Terms shall limit any remedies available to NetSuite.

(d)        Changes to Product Use Terms.  These Product Use Terms may be updated at any time by providing an updated copy of the Product Use Terms to End User, which delivery may be by email or through the Web Site. Continued access to and use of the Product and Web Site shall be subject to End User’s agreement to any such updated Product Use Terms. If End User does not agree to the updated Product Use Terms, End User shall notify Transcosmos and shall not access or use the Product or Web Site further. For clarity, while updated Product Use Terms may be posted on the Web Site, any indication of agreement by the End User on the Web Site to such Product Use Terms shall form a contract between End User and Transcosmos only. No contractual relationship shall be formed between NetSuite and End User, whether or not the terms and conditions purport to be an agreement with NetSuite.

2.        Internal Use Only. All access to and use of the Product and Web Site shall be solely for the End User’s own internal business operations and not for the benefit or business of any other party. Without limiting the foregoing, End User shall not license, rent, sell, lease, transfer, assign, distribute, display, host, outsource, disclose, link to, mirror, frame, provide a service bureau using, or otherwise commercially exploit or make available to any party (other than End User’s authorized employees) the Product, Web Site or output from, or use or benefit of, the Product.

3.        Other Use Restrictions. End User (and all users under its account) shall use the Product and Web Site solely in the manner described in the User Documentation, as the User Documentation is updated from time to time.

(a)        End User shall not (and shall not allow any third party to) copy, modify, create derivative works of, reverse engineer, reverse assemble, disassemble or decompile the Product, Web Site, or any part thereof, or otherwise attempt to discover or obtain any source code or other code in human perceivable form.

(b)        End User shall comply with all applicable local, state, federal, national, international and foreign laws, treaties, regulations, conventions, and standards of each applicable jurisdiction and community in connection with the use of the Product and Web Site, including those related to privacy, electronic communications and anti-spam legislation. Neither the Product nor Web Site shall be accessed or used in a manner that is, or that aids or assists any purpose or activity that is, illegal; invades or infringes the privacy or other rights or expectations of any person; that may be considered offensive, abusive, inappropriate, threatening, harassing, libelous, slanderous, defamatory, intrusive, surreptitious, obscene or inconsistent with community standards; or that may otherwise damage Transcosmos’ or its service providers’ business, services, reputation, or good will. NetSuite has the right to delete any Customer Data that violates this Section 3(b).

(c)      End User shall access and use the Product and Web Site only through the graphical user interfaces that are expressly provided on the Web Site and described in the User Documentation.

(d)      End User shall not upload, store, post, reproduce, submit, distribute or transmit any information, software or other material or subject matter that is protected by copyright, trade secrets, or any other intellectual property or proprietary right (including rights of publicity and privacy) without first obtaining the authorization of the owner of such rights, including any rights necessary for Transcosmos and its service providers to provide, and End User to use, the Products and Web Site with respect to such subject matter.

(e)      End User shall not indicate or imply that any communications or transmissions using the Products or Web Site are endorsed by NetSuite or its service providers.

4.        User Names and Passwords. User names and passwords shall be used only for the benefit of End User. Contractors shall not use the Product for their own benefit. End User shall be responsible for all use in violation of these Product Use Terms through its account or using any of its user names and passwords.

5.        Related Equipment and Software. End User shall provide and obtain all equipment, software, and accounts, including communications infrastructure, necessary to establish a connection to the Internet, and will further obtain access to the Internet and pay any service fees associated with such access, if any, will agree to use software produced by other third parties, including, but not limited to, “browser” software that supports a data security protocol compatible with the protocol used by NetSuite. Unless notified otherwise by Transcosmos or its service provider, End User agrees to use software that supports the Secure Socket Layer protocol or other protocols accepted by NetSuite and to follow logon procedures for Product that support such protocols.

6.        Rights of Transcosmos and its Providers. End User hereby grants, and shall grant, to NetSuite (and its service providers) the non-exclusive right and license to copy, record, transmit, maintain, store, display, view, print, adapt, and otherwise use all Customer Data, and to engage in such other activities, to the extent necessary to provide and operate the Product and Web Site for the benefit of End User (including disclosure and distribution of Customer Data as specified by End User and to NetSuite’s contractors and service providers). Without limiting the foregoing, End User agrees that NetSuite, and its contractors and service providers, are authorized to intercept and store communications and transmissions and Customer Data, and that changes to such communications and transmission may occur in order to conform and adapt the Customer Data to the technical requirements of connection networks or devices used in or by the Product or Web Site. Transcosmos and its services providers do not provide or obtain, or purport to provide or obtain, any such rights.

7.        Product Changes; Discontinuance. Transcosmos and its service providers have the right, from time to time in their sole discretion, without incurring any liability to End User (except for credits or refunds that Transcosmos may be required to pay as expressly set forth in these Product Use Terms) to modify the design of, specifications for, or operation of, or suspend or terminate the availability of, the Product and Web Site. Without limiting the foregoing, NetSuite and its service providers shall have no obligation to continue the availability of the Product or the Web Site. NETSUITE AND ITS SERVICE PROVIDERS SHALL HAVE NO LIABILITY OR RESPONSIBILITY AS A RESULT OF ANY SUCH MODIFICATION, SUSPENSION, OR TERMINATION.

8.         Ancillary Products and Services.        NETSUITE SHALL HAVE NO RESPONSIBILITY OR LIABILITY ARISING OUT OF OR RELATING TO ANY PRODUCTS OR SERVICES, OTHER THAN THE PRODUCT PROVIDED BY NETSUITE AS AN APPLICATION SERVICE PROVIDER ON THE WEB SITE.

9.        Security.    End User understands that all communications, transmissions, and submissions to, through, and from the Product and Web Site are transmitted through networks, equipment and facilities that are not owned or controlled by Transcosmos and its service providers and that such communications, transmissions, and submissions may be accessed or intercepted by unauthorized parties. NetSuite intends to take such measures as it considers reasonably appropriate for purposes of maintaining the security of only its own facilities used to provide the Products and Web Site. Provided that NetSuite takes such measures, NETSUITE SHALL HAVE NO RESPONSIBILITY OR LIABILITY FOR ANY COMMUNICATIONS, TRANSMISSIONS, OR SUBMISSIONS WHICH ARE ALTERED, INTERCEPTED, ACCESSED OR STORED WITHOUT AUTHORIZATION OR ANY OTHER BREACHES OF SECURITY. None of NetSuite and its services providers shall be required to authenticate the identity of any user. End User shall notify Transcosmos immediately of any unauthorized use of the Web Site or Product; loss or theft of any user name or password; or any other security failure of which End user is aware.

10.        Product Interruptions.    The Product (including use of the Web Site) may become unavailable and inaccessible at any time without notice, both for reasons controlled by Transcosmos and its services providers and for reasons not controlled or determined by Transcosmos or its service providers. In the event of planned unavailability, Transcosmos will attempt in good faith to provide End User with at least seven (7) days’ notice of the unavailability. Planned outages may also be announced by email and on the Web Site. Subject to the foregoing, TRANSCOSMOS AND ITS SERVICE PROVIDERS SHALL HAVE NO LIABILITY OR RESPONSIBILITY AS A RESULT OF ANY UNAVAILABILITY OF, IN ACCESS ABILITY TO, OR INABILITY TO USE, THE PRODUCT OR WEB SITE, WHETHER OR NOT THE UNAVAILABILITY, INACCESSIBILITY, OR INABILITY TO USE, IS WITHIN THEIR CONTROL, EXCEPT FOR CREDITS OR REFUNDS PROVIDED BY TRANSCOSMOS UNDER THESE PRODUCT USE TERMS AND TRANSCOSMOS’ SUPPORT OBLIGATIONS UNDER THESE PRODUCT USE TERMS.

11.        Data.        PROVIDED THAT NETSUITE HAS TAKEN REASONABLE PRECAUTIONS TO BACKUP DATA, NETSUITE SHALL HAVE NO LIABILITY OR RESPONSIBILITY FOR ANY LOSS OF DATA OR INFORMATION. IF NETSUITE FAILS TO TAKE SUCH PRECAUTIONS, NETSUITE’S TOTAL AGGREGATE LIABILITY FOR LOSS OF

DATA SHALL NOT EXCEED THE AVERAGE ANNUAL AMOUNTS PAID TO NETSUITE BY TRANSCOSMOS FOR THE STORAGE OF END USER’S DATA USING THE PRODUCT.

12.        Links. The Product may provide, or third parties may provide through the Product, links to other Internet sites or resources. Because NetSuite has no control over such sites and resources, End User acknowledges and agrees that NetSuite shall not be held responsible for the availability of such external sites or resources and does not endorse and is not responsible or liable for any content, advertising, products or other materials on or available from such other sites or resources.

13.        Privacy Policy. All access to and use of the Product and Web Site shall be subject to NetSuite’s (and its service providers’) privacy policies posted on the Web Site, as updated by NetSuite from time to time. NetSuite has the right to update its privacy policy without notice by posting an updated privacy policy on its Web Site. End User’s continued access and use of the Web Site shall constitute agreement to any updated privacy policy.

14.        Intellectual Property.

(a)        Suggestions. End User acknowledges that NetSuite does not wish to receive any information or technology related to the Product or the Web Site unless the information and technology can be used in any products and services, in NetSuite’s discretion. Accordingly, except as otherwise agreed by NetSuite in writing prior to disclosure of the information or technology to NetSuite, NetSuite has the non-exclusive, perpetual, non-terminable, paid-up, royalty free, worldwide right and license, with the right to grant and authorize sublicenses, to incorporate all such information and technology into products and services and to make, have made, use, sell, offer to sell, import, reproduce, distribute, transmit, publicly display and perform, and otherwise exploit such products, services and derivatives thereof.

(b)        Trademarks. NetSuite, the NetSuite logo, NetCRM, NetERP, NetFlex, the NetCRM logo, and other NetSuite trademarks, trade names, service marks and logos are marks of NetSuite (the “NetSuite Marks”), and End User shall not use or display the NetSuite Marks or any marks or logos confusingly similar thereto.

(c)        Proprietary Rights Notices. End User shall not (and shall not allow any third party to) remove, alter or obscure any patent, copyright, trade secret, trademark, or other intellectual property or proprietary rights notices (including restricted rights notices) of NetSuite on the Product or

(d)        No Rights or Licenses. No rights or licenses are granted to End User in these Product Use Terms. All rights, title, and interest in and to all technology and intellectual property concerning the Product and the Web Site are and shall be solely owned by NetSuite.

15.      No Warranties. EXCEPT FOR ANY SUPPORT OBLIGATIONS OF TRANSCOSMOS, ALL PRODUCTS AND THE WEB SITE ARE PROVIDED “AS-IS” WITHOUT WARRANTY OF ANY KIND, AND TRANSCOSMOS AND ITS SERVICE

PROVIDERS HEREBY DISCLAIM ALL REPRESENTATIONS AND WARRANTIES, EXPRESS, STATUTORY, IMPLIED, OR OTHERWISE, INCLUDING ANY IMPLIED WARRANTIES AND CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT. NETSUITE DOES NOT REPRESENT OR WARRANT THAT THE PRODUCT, OR THE WEB SITE OR FACILITIES USED TO PROVIDE THE PRODUCT OR WEB SITE, WILL BE ERROR FREE, SECURE, OR UNINTERRUPTED. NO DOCUMENTATION SHALL BE BINDING UPON, OR CONSTITUTE A REPRESENTATION OR WARRANTY BY, NETSUITE.

16.      Term and Termination.

(a)        All Product accounts shall have a term of at least one (1) year, and shall expire in no more than three (3) years, after the account has been provisioned by NetSuite as described in Exhibit 5.2 of the Agreement, except to the extent that NetSuite has approved a shorter or longer term in writing.

(b)        In the event of any breach of the Product Use Terms, or any unauthorized access or use to the Web Site or the Products, or any failure to pay, End User’s account shall terminate thirty (30) days after notice of such breach, access, or use, unless End User has cured the breach, or unauthorized access or use, within such thirty (30) day period.

(c)        NetSuite has the right to suspend and terminate the account of End User if there are any claims or actions are brought against NetSuite by End User or its affiliates or if any use of the Product or Web Site is causing harm to NetSuite, the Product, or others; if NetSuite has not been paid for the Product; or if NetSuite is prohibited or enjoined from providing the Product. NETSUITE SHALL HAVE NO LIABILITY OR RESPONSIBILITY FOR ANY SUCH SUSPENSION OR TERMINATION, subject to any refunds or credits that Transcosmos may be required to pay as set forth in these Product Use Terms.

(d)        NetSuite has the right to delete all Customer Data thirty (30) days after any termination or expiration of the End User’s account; provided that if End User did not have thirty (30) days’ notice of the termination or expiration, and if NetSuite has been paid all undisputed amounts due to NetSuite, NetSuite will give End User access to its account during such thirty (30) day period in accordance with the use terms described above as necessary to provide the End User with an opportunity to retrieve lawful Customer Data.

(e)        In the event of any termination or expiration of these Product Use Terms, Sections 1, 7, 8, 9 (the disclaimer of liability only), 10 (last sentence only), 11, 12, 13, 14, 15, 16(c) (last sentence only), 16(d), 16(e), 17, 18 and 19 of these Product Use Terms shall survive.

17.        Dispute Resolution. Except to the extent otherwise specified by NetSuite, any dispute or claim related to or arising out of End User’s access or use of the Product or Web Site, or the interpretation, making, performance, breach or termination of these Product Use Terms, that involves NetSuite or its affiliate, shall be finally settled by arbitration in accordance with the then current rules of arbitration of the American Arbitration Association (the “Rules”) by three (3)

arbitrators, one selected by each party and the third selected in accordance with such rules. Such arbitration shall be held in Santa Clara County, California, USA and the proceedings and all pleadings, filings, written evidence, decisions and other relevant documents shall be in English. Any written evidence in a language other than English shall be submitted with an English translation. Any final decision issued in the arbitration shall be binding and conclusive upon the parties and may be entered as a final judgment by any court of competent jurisdiction. Notwithstanding the foregoing, the parties to the arbitration may apply to any court of competent jurisdiction for temporary or permanent injunctive relief without breach of this Section 16. Each party shall bear its own costs in connection with the foregoing arbitration.

18.      Governing Law. EXCEPT TO THE EXTENT OTHERWISE AUTHORIZED BY NETSUITE, ALL DISPUTES ARISING OUT OF OR RELATING TO THIS AGREEMENT THAT INVOLVE NETSUITE OR ITS AFFILIATE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA, USA, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES OF CALIFORNIA OR ANY OTHER JURISDICTION.

19.      Indemnity. Customer shall indemnify and hold harmless each of NetSuite and its affiliates, and the directors, officers, employees, customers, licensors, and contractors of NetSuite and such affiliates, and the successors and assigns of any of the foregoing (the “NetSuite Indemnitees”), from and against any and all liabilities, damages, settlements, claims, actions, suits, proceedings, penalties, fines, costs and expenses (including, without limitation, reasonable attorneys’ fees and other expenses of litigation) incurred by any NetSuite Indemnitee based upon a claim of a third party to the extent resulting from: (a) a breach by End User of these Product Use Terms; (b) the negligence, or illegal or willful misconduct, of End User; (c) any Customer Data; or (d) otherwise arising out of End User’s use of the Product. Customer’s obligations under this Section 18 shall not apply if the claim is caused by the Product alone in the absence of any access, use or other exploitation by End User and in the absence of all Customer Data.

EXHIBIT 3.8

SUPPORT BY NETSUITE KK

Support by NetSuite KK under this Exhibit 3.7 shall apply only during those periods for which Transcosmos has paid the support fees under the Agreement. If support is terminated at any time, it shall be renewed only to the extent mutually agreed by the Parties in writing.

1.        General. NetSuite’s or NetSuite KK’s technical support center will answer calls from Transcosmos for English-language telephonic support during the hours of 6:00 AM-6:00 PM, Pacific Standard Time, Monday through Friday, excluding NETSUITE holidays (“Normal Support Hours”). NetSuite’s or NetSuite KK’s technical support center also will accept web-form-based submittals of support requests from Transcosmos 24 hours a day, 7 days a week (“24 x 7”). NETSUITE KK or NetSuite will use commercially reasonable efforts to process such support requests, issue trouble ticket tracking numbers if necessary, and respond to Nationwide within 6 business hours during Normal Support Hours after NetSuite has processed the report. If an issue is determined to be of the type that requires NetSuite to modify the Product to correct the issue (“Product Issue”), the associated Product issues will be given a Severity level of 1 through 5 as more fully described below.

2.        Target Resolution Times. NetSuite KK will use the following timeframes as targets for resolution of these issues.

Incident Priority	Target Resolution for Fix

S1 - Blocking	24 to 48 hours after NETSUITE determines that the issue requires a change in the Product.

S2 - Urgent, No Workaround	60 days after NETSUITE determines that the issue requires a change in the Product.

S3 - Important, Available	90 days after NETSUITE determines that the issue requires a change in the Product.

S4 - Nuisance	Timeframe is determined from Customer input and will most likely be greater then 90 days.

S5 - Minor	Timeframe is determined from customer input and will most likely be

For purposes of the foregoing, an incident shall be considered resolved if its Incident Priority Status is reduced to a lower tier as defined in this Section 2 above.

  3.        Incident Priority. In the interest of efficiently allocating NetSuite KK’s and NetSuite’s support resources, NetSuite will prioritize the urgency of support requests and inquiries according to the following criteria guidelines (each, an “Incident Priority”)

(i)	S1 - Blocking.

    Severity: Core business functionality is broken

    Workaround: None

■	Issues which cause data loss or data corruption
■	Issues which prevent use of core business workflows - e.g. login, transactions, groups of reports or lists, account provisioning.
■	Incorrect data on key financial reports (Balance Sheet, Income Statement, Trial Balance, General Ledger, A/R aging).
■	Security Breaches - including permission errors which erroneously expose data, or which prevent valid data access.

(ii)	S2 - Urgent, No Workaround.

    Severity: Seriously impairs business processes, but is not of S1 severity

    Workaround: None or very inconvenient

■	Issues which break basic feature functionality in transactions, lists, reports, etc., but do not block users from performing core business functions.
■	Incorrect data on non-financial reports.
■	Incorrect data being displayed in the browser, even though the data is correct in the database.
■	User visible issues which affect functionality, generating “Unexpected error”
■	JavaScript errors which affect core business functionality
■	Unreasonably slow pages

(iii)	S3 - Important, Workaround Available.

    Severity: Causes moderate disruption to business processes, but is not of SI or S2 priority

    Workaround: One of more convenient workarounds

■	Issues which moderately affect feature functionality on transactions, lists, reports, etc.
■	Issues which generate JavaScript, but do not affect core customer functionality
■	Moderate localized performance degradation
■	Localized or browser-specific issues (other than Windows/IE)
■	Glaring formatting or typographical errors
■	Incorrect product Documentation

(iv)	S4 - Nuisance.

    Severity: Causes minor disruption to business processes, but is not of higher priority

    Workaround: Multiple good workarounds or not needed

■	Issues which have a minor affect on feature functionality in transactions, lists, reports, etc.
■	Isolated performance issues which do not affect work flow.
■	Misleading or ambiguous documentation
■	Poorly structured or worded user interfaces

(v)	S5 - Minor.

    Severity: Does not affect any functionality

    Workaround: Not needed

■	Incorrectly formatted data
■	Visual inconsistencies
■	Typographical errors in documentation or isolated interfaces

EXHIBIT 5.2

PROVISIONING CUSTOMER ACCOUNTS

The order process, and provisioning of Customer accounts, shall be as follows:

1.        NSCORP Username and Password. Within           (    ) days after the Effective Date, NetSuite KK (or its service provider) will provide to Transcosmos an NSCORP username and password that enables Transcosmos to log in to the partner center made available by NetSuite, at the URL designed by NetSuite (as such URL is updated by NetSuite from time to time), through the instance of NSCORP run by NetSuite at its facilities.

2.        Orders. In order to issue each Product order to NetSuite KK, Transcosmos shall log in to its NSCORP account, provide the information specific to the Customer that is requested by the Product order form, and upload a copy of the Customer agreement that was approved by NetSuite and NetSuite KK in advance and that has been signed by both Transcosmos and the particular Customer.

3.        Provisioning. NetSuite KK (or its service provider) will review each Product order submitted by Transcosmos and if acceptable and if NetSuite KK has received appropriate pre-payment for the Customer account, will provision the Customer account by issuing an initial username and password directly to the Customer.

4.        Additional Customer User Names and Passwords. After NetSuite KK (or its service provider) issues the initial username and password as described in Section 3 of this Exhibit above, the Customer shall have the right to assign usernames and passwords to the particular users under their account, but limited to the number of seats for which NetSuite KK has been paid in advance.

5.        Form and Content of Product Orders. All Product orders shall at minimum identify the Customer (including the address of its headquarters and the Customer contact), and number of seats.

6.        Payment. NetSuite KK (or its service provider) will also issue an invoice to Transcosmos when provisioning the Customer account and NetSuite KK has the right to deduct, prior to provisioning the account, against the Transcosmos pre-payments the amounts to be invoiced to Transcosmos.